Exhibit 23.1



                       Consent of Independent Accountants


We consent to the incorporation by reference in the Post-effective Amendment No. 1 to the registration statement on Form S-4 of Marcam Solutions, Inc. on Form S-8 (file number 333-29285) and in the registration statement of Marcam Solutions, Inc. on Form S-8 (file number 333-53599) of our report, dated October 23, 1998, on our audits of the consolidated financial statements of Marcam Solutions, Inc. as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report is included in this Annual Report on Form 10-K.






                                           /s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
December 18, 1998